 Exhibit 3.2
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.
A Delaware Corporation
Adgero Biopharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
A.           The name of this Corporation is Adgero Biopharmaceuticals Holdings, Inc.
B.           The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 26, 2015.
C.           The Corporation has not received any payment for any of its stock.
D.           The Sole Incorporator of the Corporation, acting pursuant to Section 241 of the General Corporation Law of the State of Delaware, duly adopted the following amendment to the Certificate of Incorporation:
E.           The first paragraph of Article V, Section A, of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:
A. CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000), of which (i) Fifty Million (50,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million Shares (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).
F.           This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the Sole Incorporator of the Corporation prior to the receipt by the Corporation of any payment for its stock in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Adgero Biopharmaceuticals Holdings, Inc. has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Kenneth S. Goodwin, its Sole Incorporator, this 2nd day of November, 2015.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

/s/ Kenneth S. Goodwin
Kenneth S. Goodwin
Sole Incorporator

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